Exhibit 99.1

LSI INDUSTRIES REPORTS FISCAL THIRD QUARTER 2022 RESULTS

ANNOUNCES $15 MILLION SHARE REPURCHASE PROGRAM

DECLARES QUARTERLY CASH DIVIDEND

CINCINNATI, April 28, 2022 -- LSI Industries Inc. (NASDAQ: LYTS, “LSI” or the “Company”) a leading U.S. based manufacturer of indoor/outdoor lighting and display solutions, today announced results for the third quarter of fiscal year 2022.

FISCAL THIRD QUARTER 2022

●	Net sales +53% y/y to $110.1 million, organic net sales +12% y/y
●	Lighting sales +25% y/y; Display Solutions sales +100% y/y
●	Net Income +146% y/y to $3.6 million, or $0.13 per diluted share
●	Adjusted net income +130% y/y to $4.2 million, or $0.15 per diluted share
●	Adjusted EBITDA +92% y/y to $8.5 million
●	Announces $15 million share repurchase authorization

LSI achieved strong year-over-year increases in both net sales and profitability in the fiscal third quarter, driven by broad-based commercial demand across both the lighting and display solutions businesses, increased price realization, and contributions from the JSI Store Fixtures acquisition (“JSI”) completed in May 2021.

The Company reported third quarter net sales of $110.1 million, an increase of 53% versus the prior year period. Net sales excluding contributions from the JSI acquisition, increased 12% versus fiscal third quarter of 2021.

LSI reported net income of $3.6 million, or $0.13 per diluted share in the third quarter, versus $1.5 million, or $0.05 per diluted share, in the prior-year period. Adjusted net income was $4.2 million, or $0.15 per diluted share for the third quarter of fiscal 2022, compared to $1.8 million, or $0.07 per diluted share, last year.

The Company reported Adjusted EBITDA of $8.5 million in the fiscal third quarter, an increase of 92% versus the prior-year period. A reconciliation of GAAP and non-GAAP financial results is included in this press release.

LSI generated free cash flow of $3.3 million in the quarter, including $6.4 million of discretionary investments in additional inventory intended to support existing elevated backlog levels and order rates. At the end of the third quarter, the Company’s ratio of net debt to trailing twelve month Adjusted EBITDA declined to 2.6x, compared to 2.8x at the end the fiscal second quarter 2022.

The Company declared a regular quarterly cash dividend of $0.05 per share payable May 17, 2022 to shareholders of record on May 9, 2022.

LSI Industries Third Quarter Fiscal 2022 Results
April 28, 2022

MANAGEMENT COMMENTARY

“The LSI team delivered exceptional fiscal third quarter performance highlighted by significant year-over-year growth in revenue and profitability, accomplished in an ongoing challenging operating environment” stated James A. Clark, President, and Chief Executive Officer of LSI. “Sales exceeded $100 million for the third consecutive quarter, contributing to operating income, net income, and diluted earnings per share all more than double prior year results. Our adjusted operating margin improved 190 bps, while our adjusted EBITDA margin expanded 160 bps”.

“Throughout the last year, we deliberately grew inventory levels to ensure product availability during a period of prolonged global supply chain disruption,” continued Clark. “As order rates and backlog levels accelerated, LSI was well equipped to support rising demand with additional inventory coupled with US based manufacturing capabilities. Last quarter, we continued to secure new business wins by taking advantage of short-lead time project opportunities. For example, LSI was successful in securing interior lighting for a considerable number of locations for one of the nation’s largest warehouse retailers, as an existing supplier could not meet specified delivery requirements. As the existing provider of exterior lighting to this customer, we capitalized on this service gap, while demonstrating the benefit of our fully integrated vertical market solutions. Product availability has been an advantage for LSI during a period of increased market demand and tight construction installation schedules.”

“Sales and order activity increased across most of our major vertical markets during the third quarter,” continued Clark. “Within the grocery sector, we continued to service the $17 million order for refrigerated display fixtures to one of the nation’s largest grocery store chains, shipping to approximately 200 locations. To date, we have already received $12 million in additional orders from the same grocery customer, for shipment scheduled in fiscal 2023. Within the c-store market, customer inquiries for introduction to JSI display products is growing rapidly, with an initial pilot with a large c-store chain planned to commence in the fiscal fourth quarter.”

“In the fiscal third quarter, LSI won an important contract in the quick serve restaurant (QSR) market with a large brand focused on the chicken segment,” continued Clark. “Under the terms of the contract, LSI will provide exterior drive-thru digital menu board systems and interior digital signage to this customer, who currently operates more than 2,500 restaurants worldwide. In addition, we were recently awarded an extension to our existing large QSR program, expanding the program to provide menu board solutions to the customer’s Canadian locations. Revenue from this large existing QSR program is now expected to extend into fiscal 2024.”

“Within our Lighting segment, sales increased 25% in the third quarter, representing the fourth consecutive quarter of double-digit growth, when compared to prior year. Sales growth was broad based, with all key vertical markets reporting year-over-year improvement. Our new and feature/function enhanced products, including our own controls platform, are having a significant impact. Customers embrace not only the products designed for specific applications, but also the multiple price point offerings positioned to meet diverse project budget requirements. The Lighting gross margin rate of 29.2% for the third quarter was consistent sequentially with the second quarter, reflecting our ability to effectively align price to input and transit cost inflation.”

LSI Industries Third Quarter Fiscal 2022 Results
April 28, 2022

“Within our Display Solutions segment, sales grew 100% compared to the prior year, including contributions from the JSI acquisition. Inquiry and quote activity is high in each of the three major product categories within this segment, including conventional graphics, digital signage, and display fixtures. Similar to Lighting, we are experiencing growth in our target vertical markets including Grocery and QSR. The Display Solution gross margin rate improved 430 bps, reflecting both the accretion effect of JSI and improvements to core business margins.”

“In addition, we announced today that our Board of Directors authorized a $15 million share repurchase program, consistent with our balanced approach toward capital allocation and commitment to shareholder value creation. This authorization reflects our continued confidence in both the underlying strength of our end-markets, together with the significant profitable growth opportunities for LSI moving forward.”

“In summary, our business is in a strong position as we look to the fourth quarter and year ahead,” stated Clark. “Third quarter order rate was strong, achieving a book-to-bill ratio over 1.0. As a result, our backlog entering the fiscal fourth quarter increased sequentially from the third quarter, while being significantly above prior year levels. Market indicators remain favorable and quote levels remain at a high level. On balance, recent market share gains with new and existing customers, together with effective and consistent operational execution, supported by improved demand fundamentals across our end markets, position us to drive sustained growth for the balance of the year and into fiscal 2023.”

CONFERENCE CALL

A conference call will be held today at 11:00 a.m. ET to review the Company’s financial results and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of LSI Industries’ website at www.lsicorp.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

Details of the conference call are as follows:

Call Dial-In:	1-877-407-4018
Conference ID:	13728792

Call Replay:	1-844-512-2921
Replay Passcode:	13728792

A replay of the conference call will be available between April 28, 2022 and May 12, 2022. To listen to a replay of the teleconference via webcast, please visit the Investor Relations section of LSI’s website at www.lsicorp.com

LSI Industries Third Quarter Fiscal 2022 Results
April 28, 2022

ABOUT LSI INDUSTRIES

Headquartered in Greater Cincinnati, LSI is a publicly held company with shares listed on the NASDAQ Stock Market under the symbol LYTS. The Company manufactures non-residential lighting and display solutions. Non-residential lighting consists of high-performance, American-made lighting solutions. The Company’s strength in outdoor lighting applications creates opportunities to introduce additional solutions to its valued customers. Display solutions consist of graphics solutions, digital signage, and technically advanced food display equipment for strategic vertical markets. LSI’s team of internal specialists also provide comprehensive project management services in support of large-scale product rollouts. The Company employs about 1,400 people at 11 manufacturing plants in the U.S. and Canada. Additional information about LSI is available at www.lsicorp.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “encourage,” “projects,” “plans,” “expects,” “can,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” or the negative versions of those words and similar expressions and by the context in which they are used. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit https://investors.lsicorp.com as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

INVESTOR CONTACT

Noel Ryan, IRC
720.778.2415
LYTS@vallumadvisors.com

MEDIA CONTACT

Cliff Spurlock

Marketing Communications Manager

513.372.3143

cliff.spurlock@lsicorp.com

LSI Industries Third Quarter Fiscal 2022 Results
April 28, 2022

Financial Highlights

Three Months Ended March 31			(Unaudited)	Nine Months Ended March 31
2022	2021	% Change	(In thousands, except per share data)	2022	2021	% Change
$110,111	$72,204	53%	Net sales	$327,651	$218,597	50%

5,161	2,096	146%	Operating income as reported	14,027	6,984	101%

780	415	88%	Stock compensation expense	2,466	1,317	87%
21	-	NM	Acquisition costs	361	-	NM
5	-	NM	Severance costs	5	21	-76%
-	-	NM	Restructuring costs	-	3	-100%

$5,967	$2,511	138%	Operating income as adjusted	$16,859	$8,325	103%

$3,618	$1,472	146%	Net income as reported	$9,856	$5,670	74%

$4,214	$1,830	130%	Net income as adjusted	$11,995	$6,447	86%

$0.13	$0.05	160%	Earnings per share (diluted) as reported	$0.35	$0.21	67%

$0.15	$0.07	114%	Earnings per share (diluted) as adjusted	$0.43	$0.24	79%

	(amounts in thousands)
	March 31,	June 30,
	2022	2021
Working capital	$83,387	$54,113
Total assets	$312,555	$286,821
Long-term debt	$81,387	$68,178
Other long-term liabilities	$13,452	$16,578
Shareholders' equity	$142,545	$131,170

Three Months Ended March 31, 2022 Results

Net sales for the three months ended March 31, 2022 were $110.1 million, up 53% from the three months ended March 31, 2021 reported net sales of $72.2 million. Lighting Segment net sales of $57.1 million increased 25% and Display Solutions Segment net sales of $53.0 million increased 100% from last year’s third quarter net sales. Net income for the three months ended March 31, 2022 was $3.6 million, or $0.13 per share, compared to $1.5 million or $0.05 per share for the three months ended March 31, 2021. Earnings per share represents diluted earnings per share.

Nine Months Ended March 31, 2022 Results

Net sales for the nine months ended March 31, 2022 were $327.7 million, up 50% from the nine months ended March 31, 2021 reported net sales of $218.6 million. Lighting Segment net sales of $165.7 million increased 22% and Display Solutions Segment net sales of $162.0 million increased 97% from last year’s net sales. Net income for the nine months ended March 31, 2022 was $9.9 million, or $0.35 per share, compared to $5.7 million or $0.21 per share for the nine months ended March 31, 2021. Earnings per share represents diluted earnings per share.

LSI Industries Third Quarter Fiscal 2022 Results
April 28, 2022

Balance Sheet

The balance sheet at March 31, 2022 included current assets of $158.6 million, current liabilities of $75.2 million and working capital of $83.4 million, which includes cash of $1.2 million. The current ratio was 2.1 to 1. The balance sheet also included shareholders’ equity of $142.5 million and long-term debt of $81.4 million. It is the Company’s priority to continuously generate sufficient cash flow, coupled with our credit facility, to adequately fund operations.

Cash Dividend Actions

The Board of Directors declared a regular cash dividend of $0.05 per share for the third quarter of fiscal 2022, payable May 17, 2022 to shareholders of record as of the close of business on May 9, 2022. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income and earnings per share for the three and nine months ended March 31, 2022 and 2021. Operating income, net income and earnings per share, which exclude the impact of stock compensation expense, acquisition costs, severance costs and restructuring costs, are non-GAAP financial measures. We exclude these items because we believe they are not representative of the ongoing results of operations of the business. Also included in this press release are non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA and Adjusted EBITDA), Free Cash Flow and Organic Net Sales. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results, and are frequently referenced by those who follow the Company. These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should be used only to evaluate our results in conjunction with corresponding GAAP measures. Below is a reconciliation of these non-GAAP measures to net income and earnings per share reported for the periods indicated along with the calculation of EBITDA, Adjusted EBITDA, Free Cash Flow and Organic Net Sales.

LSI Industries Third Quarter Fiscal 2022 Results
April 28, 2022

Three Months Ended					Nine Months Ended
March 31					March 31
2022		2021		(In thousands, except per share data)	2022		2021
	Diluted		Diluted			Diluted		Diluted
	EPS		EPS	Reconciliation of net income to adjusted net income		EPS		EPS
$3,618	$0.13	$1,472	$0.05	Net income as reported	$9,856	$0.35	$5,670	$0.21

576	0.02	314	0.01	Stock compensation expense	1,850	0.07	1,012	0.04

16	-	-	-	Acquisition costs	285	0.01	-	-

4	-	-	-	Severance costs	4	-	17	-

-	-	-	-	Restructuring costs	-	-	2	-

-	-	44	-	Tax impact due to the change in the estimated annual tax rate used for GAAP reporting purposes	-	-	(254)	(0.01)

$4,214	$0.15	$1,830	$0.07	Net income adjusted	$11,995	$0.43	$6,447	$0.24

NOTE: All adjustments are net of tax except for the adjustment of the tax impact from the change in the estimated annual tax rate

Three Months Ended March 31			(Unaudited; In thousands)	Nine Months Ended March 31
2022	2021	% Change	EBITDA and Adjusted EBITDA	2022	2021	% Change
$5,161	$2,096	146%	Operating Income as reported	$14,027	$6,984	101%

2,531	1,920		Depreciation and amortization	7,632	5,943
$7,692	$4,016	92%	EBITDA	$21,659	$12,927	68%

780	415		Stock compensation expense	2,466	1,317
21	-		Acquisition costs	361	-
5	-		Severance costs	5	21
-	-		Restructuring costs	-	3
$8,498	$4,431	92%	Adjusted EBITDA	$24,491	$14,268	72%

Three Months Ended March 31			(Unaudited; In thousands)	Nine Months Ended March 31
2022	2021	% Change	Free Cash Flow	2022	2021	% Change
$3,875	$11,217	-65%	Cash flow from operations	$(12,668)	$24,634	-151%

(531)	(637)		Capital expenditures	(1,276)	(1,517)
$3,344	$10,580	-68%	Free cash flow	$(13,944)	$23,117	-160%

Three Months Ended March 31			(Unaudited; In thousands)	Nine Months Ended March 31
2022	2021	% Change	Reconciliation of net sales to organic net sales	2022	2021	% Change
$57,126	$45,740	24.9%	Lighting Segment	$165,663	$136,271	21.6%
$52,985	$26,464	100.2%	Display Solutions Segment	$161,988	$82,326	96.8%
$110,111	$72,204	52.5%	Total Net Sales	$327,651	$218,597	49.9%

29,045	-		JSI	72,952	-
$81,066	$72,204	12.3%	Total organic net sales	$254,699	$218,597	16.5%

LSI Industries Third Quarter Fiscal 2022 Results
April 28, 2022

Condensed Consolidated Statement of Operations

Three Months Ended March 31		(Unaudited)	Nine Months Ended March 31
2022	2021	(In thousands, except per share data)	2022	2021
$110,111	$72,204	Net sales	$327,651	$218,597

83,318	54,112	Cost of products sold	250,900	162,519
-	-	Severance costs	-	5
-	-	Restructuring costs	-	3

26,793	18,092	Gross profit	76,751	56,070

21,627	15,996	Selling and administrative costs	62,719	49,070
5	-	Severance costs	5	16

5,161	2,096	Operating Income	14,027	6,984

(55)	43	Other expense (income)	33	(197)
524	52	Interest expense, net	1,287	171

4,692	2,001	Income before taxes	12,707	7,010

1,074	529	Income tax	2,851	1,340

$3,618	$1,472	Net income	$9,856	$5,670

		Weighted Average Common Shares Outstanding
27,378	26,771	Basic	27,220	26,642
28,083	27,727	Diluted	27,945	27,352

		Earnings Per Share
$0.13	$0.05	Basic	$0.36	$0.21
$0.13	$0.05	Diluted	$0.35	$0.21

LSI Industries Third Quarter Fiscal 2022 Results
April 28, 2022

Condensed Balance Sheet

	(amounts in thousands)
	March 31,	June 30,
	2022	2021
Current assets	$158,558	$125,008
Property, plant and equipment, net	27,982	30,552
Other assets	126,015	131,261
Total assets	$312,555	$286,821

Current maturities of long-term debt	$3,571	$-
Other current liabilities	71,600	70,895
Long-term debt	81,387	68,178
Other long-term liabilities	13,452	16,578
Shareholders' equity	142,545	131,170
	$312,555	$286,821